CPM Holdings, Inc.		Exhibit 21.1
Consolidated Subsidiaries
As of September 30, 2011
		Percentage of
		Voting Securities
	Organized Under	Beneficially Owned
Name of Company	Laws of	by Registrant

Registrant — CPM Holdings, Inc. Delaware	Delaware
Consolidated subsidiaries of the Registrant:
CPM Acquisition Corp.	Delaware	100
Crown Acquisition Corp.	Delaware	100
Crown Iron Works Company	Delaware	100
CPM Wolverine Proctor, LLC	Delaware	100
CPM SA, LLC	Delaware	100
CPM Machinery (Wuxi) Pte., Ltd	China	100
CPM Pacific (Private), Ltd	Singapore	100
CPM Europe, BV	Netherlands	100
CPM WPS, Ltd	United Kingdom	100
CPM WPS (UK), Ltd	United Kingdom	100
CPM Wolverine Proctor, Ltd	United Kingdom	100
Europa Crown UK, Ltd	United Kingdom	100
Europa Crown, Ltd	United Kingdom	100
Europa Crown Management, Ltd	United Kingdom	100
GTL (2007) Limited	United Kingdom	100
Ebortec Limited	United Kingdom	100
Hiplex Technologies, Ltd	United Kingdom	50
Greenbank Technology Limited	United Kingdom	100
Greenbank Engineering Developments, Ltd	United Kingdom	100
Nanjing Ruiya First Polymer Processing Equipment Co., Ltd	China	100
Nanjing Ruiya Polymer Processing Equipment Co., Ltd	China	100
Wuhan Crown Friendship Edible Oil Engineering Co., Ltd	China	60
Crown Iron Technologies, Ltda	Brazil	100
CPM Argentina, SRL	Argentina	100
Kimba Germany GmbH	Germany	100
Cimbria SKET GmbH	Germany	100
MDV Magdeburg-Dessauer Verschleibteil GmbH	Germany	51